Exhibit 97

DILLARD’S, INC.

POLICY FOR THE

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

(Effective December 1, 2023)

1.	Purpose. This Policy sets forth the terms on which the Company may recover erroneously awarded compensation received by an executive officer. This Policy is intended to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and New York Stock Exchange Listed Company Manual Section 303A.14.

2.	Administration. The Committee shall administer and interpret this Policy in accordance with New York Stock Exchange Listed Company Manual Section 303A.14, Section 10D of the Exchange Act and other applicable Federal securities laws. Except as limited by law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy as it may deem necessary or proper, all of which shall be executed in the best interests of the Company and in keeping with the objectives of this Policy.

3.	Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below.

(a)	“Board” means the Board of Directors of Dillard’s, Inc.

(b)	“Committee” means the Stock Option and Executive Compensation Committee of the Board.

(c)	“Company” means Dillard’s, Inc. together with each of its direct and indirect subsidiaries.

(d)	“Exchange” means the New York Stock Exchange.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(f)	“erroneously awarded compensation” has the meaning set forth in Section 4(d).

In addition to the foregoing, the terms “executive officer”, “financial reporting measures”, “incentive-based compensation” and “received” shall have the meaning ascribed to them as set forth under Section 303A.14(e) of the New York Stock Exchange Listed Company Manual.

4.	Recovery of Erroneously Awarded Compensation.

(a)	The Company shall recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)	This Policy shall apply to incentive-based compensation received by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement as described in Section 4(a). In addition to the last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

(c)	The date on which the Company is required to prepare an accounting restatement as described in Section 4(a) is the earlier to occur of: (i) the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in Section 4(a); or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in Section 4(a).

(d)	The amount of incentive-based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid, consistent with the calculation set forth in Section 303A.14(c)(1)(iii) of the New York Stock Exchange Listed Company Manual.
(e)	Notwithstanding the foregoing, the Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the Committee has made a determination that recovery would be impracticable consistent with Section 303A.14(c)(1)(iv) of the New York Stock Exchange Listed Company Manual.

5.	Method of Recovery. The Committee shall determine, in its sole and absolute discretion, the method or methods for recovering erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.

6.	Indemnification Prohibited. The Company shall not indemnify any current or former executive officer against the loss of erroneously awarded compensation.

7.	Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of and professional advisors to the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.

8.	Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable filings of the Securities and Exchange Commission.

9.	Acknowledgement. Each award agreement or other document setting forth the terms and conditions of any incentive-based compensation granted to an executive officer shall include a provision incorporating the requirements of this Policy. Each executive officer will be required to sign the Acknowledgement Form attached hereto as Exhibit A as a condition to receiving grants or awards of incentive-based compensation. The remedy specified in and any right of recovery under this Policy shall not be exclusive and shall be in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law.

Exhibit A

DILLARD’S, INC.

POLICY FOR THE

RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Dillard’s, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

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